Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 4, 2005, except for the restatement described in Note 2 to the consolidated financial statements and the matter described in the penultimate paragraph of Management’s Report on Internal Control Over Financial Reporting, as to which the date is December 15, 2005, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Terremark Worldwide, Inc., which appears in Terremark Worldwide, Inc.’s Annual Report on Form 10-K/A for the year ended March 31, 2005.

/s/ PricewaterhouseCoopers LLP

Miami, Florida
April 4, 2006